UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2010

GENMARK DIAGNOSTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34753	27-2053069
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5964 La Place Court, Suite 100 Carlsbad, California	92008
(Address of principal executive offices)	(Zip Code)

760-448-4300

(Registrant’s telephone number, including area code)

757 S. Raymond Avenue

Pasadena, CA 91105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

The information in this Item 2.02 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information in this Item 2.02 shall not be incorporated by reference into any registration statement or other document filed with the Securities and Exchange Commission.

On August 9, 2010, GenMark Diagnostics, Inc. (the “Company”) issued a press release announcing its financial results for the quarter ended June 30, 2010 and related information. A copy of the press release is attached as Exhibit 99.1.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 9, 2010, Jon Faiz Kayyem resigned as President and Chief Executive Officer of the Company and simultaneous with his resignation was appointed as Chief Scientific Officer. Christopher Gleeson, previously an independent member of the Board of Directors (the “Board”) and one of the three members of the Company’s Audit Committee, was named Interim Chief Executive Officer. Dr. Kayyem’s resignation and Mr. Gleeson’s appointment will both become effective August 12, 2010. As a result of these events, Mr. Gleeson is no longer considered an independent member of the Board, and Mr. Gleeson resigned from the Company’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. These events have caused the Company to be in temporary non-compliance with Nasdaq Listing Rule 5605(b)(1), which requires that independent directors comprise a majority of the Board, and Nasdaq Listing Rule 5605(c)(2), which requires that the Audit Committee be comprised of at least three independent members. The Corporate Governance and Nominating Committee has commenced the search for an additional director to serve on the Board and the Audit Committee. It is expected that the Corporate Governance and Nominating Committee will recommend a director that is independent within the meaning of Nasdaq Listing Rules and will result in the Company regaining compliance with Nasdaq Listing Rules. The Company notified Nasdaq of its temporary non-compliance with Nasdsaq Listing Rules on August 9, 2010.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure under Item 3.01 is incorporated herein by reference.

Christopher Gleeson, age 60, has served as Chairman of the Board of GenMark Diagnostics, Inc. since March 2010 and as Chairman of the Board of Osmetech plc since July 2009. Mr. Gleeson was formerly President, Chief Executive Officer and a Director of Ventana Medical Systems, Inc., a leading supplier of automated diagnostic systems to the anatomical pathology market where he served from 1999 to February 2008. Following the acquisition of Ventana by Roche Diagnostics in February 2008 for $3.4 billion, Mr. Gleeson became a member of the board of directors of Roche Diagnostics. Prior to joining Ventana, Mr. Gleeson was Senior Vice-President of Bayer Diagnostics, the diagnostics division of Bayer Healthcare Pharmaceuticals and general manager of the U.S. commercial operations for Chiron Diagnostics, the diagnostics division of Chiron Corporation. Prior to that time, he was the founder, owner, and managing director of Australian Diagnostics Corporation. Mr. Gleeson attended the Pharmacy and Business Schools at Monash University in Australia.

Mr. Gleeson and his affiliates acquired (i) an aggregate of 1,333,333 shares of our Common Stock at $6.00 per share in our initial public offering in June 2010, (ii) an aggregate of 127,942 shares of our Common Stock at $7.60 per share in a private placement in December 2009, and (iii) an aggregate of 132,475 shares of our Common Stock at $7.59 per share in a private placement in June 2009. As compensation for his services as our Interim Chief Executive Officer, Mr. Gleeson will receive an award of 109,375 shares of our restricted stock under the Company’s 2010 Equity Incentive Award Plan. The restricted stock will vest in two equal installments with the initial installment vesting on January 30, 2011 and the second installment vesting on July 30, 2011. We have also agreed to provide Mr. Gleeson with temporary housing during the period in which he is acting as our interim Chief Executive Officer.

Dr. Kayyem will receive an annual base salary of $230,000 in his new role as Chief Scientific Officer with a target bonus equal to 30% percent of his base salary. Contemporaneously with his resignation as Chief Executive Officer, Dr. Kayyem agreed to relinquish options to acquire 40,000 shares of the Company’s Common Stock at $7.25 per share, which were granted to him on December 23, 2009.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release dated August 9, 2010

*	Exhibit 99.1 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, nor shall it be incorporated by reference into any registration statement or other document filed with the Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GENMARK DIAGNOSTICS, INC.

Date: August 9, 2010	/s/ Steven Kemper
Steven Kemper
Chief Financial Officer
(principal financial and
accounting officer)

Exhibit Index

Exhibit No.	Description
99.1	Press release dated August 9, 2010.